Scholastic Reports Fiscal 2017 Second Quarter Results

NEW YORK, Dec. 15, 2016 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal 2017 second quarter ended November 30, 2016.

Revenue in the second quarter was $623.1 million, compared to $601.8 million a year ago, an increase of $21.3 million, or 4%. Operating profit from continuing operations for the second quarter of fiscal year 2017 of $111.4 million was up 6% versus $105.1 million in the prior year period. The Company reported second quarter earnings per diluted share from continuing operations of $1.92, versus $1.85 in the prior year period. Results for the second quarter of the current fiscal year include one-time expenses of $0.07 per share, which are detailed below. The prior year period included one-time expenses of $0.04 per share. Excluding these one-time items, second quarter earnings from continuing operations per diluted share was $1.99 versus $1.89 in the prior year period.

Second quarter results were driven by revenue growth in the Company's trade channels in the U.S. and Canada, primarily on the strength of new Harry Potter-related publishing. Strong sales gains in the Company's international major market operations, particularly in trade, clubs and fairs, led to a 43% increase in international profits in the quarter.

"Our trade publishing had exceptionally good performance in the second quarter, with a number of best-selling frontlist titles and a great deal of excitement for our new Harry Potter releases, including the original screenplay book for Fantastic Beasts and Where to Find Them™ and Harry Potter and the Chamber of Secrets: The Illustrated Edition, as well as stronger children's book results in our international major markets," commented Richard Robinson, Chairman, President and Chief Executive Officer. "In the U.S., our plan for level revenue and higher profits in book fairs is on track for the full-year. In book clubs, where we reduced catalog mailings in the quarter, revenues were lower than expected, although we were successful in trimming costs to protect profitability. We are now expanding mailings of higher performing catalogs and anticipate improved club revenue in the second half of the fiscal year. We are also well-positioned for continued share gains in our education business, as we meet the growing demand for children's literature as a core instructional resource, coupled with professional services and research-based instructional strategies that resonate in today's schools."

Cash Flow and Cash Position

Net cash provided by operating activities was $179.7 million in the current fiscal quarter compared to net cash provided by operating activities of $113.7 million in the second quarter of fiscal 2016, an increase of $66.0 million. During the second quarter, the Company generated free cash flow (as defined in the accompanying tables) of $164.1 million, compared to $101.8 million in the prior year period. At quarter-end, cash and cash equivalents exceeded the Company's total debt by $435.6 million, as compared to $348.9 million a year ago.

The Company distributed $5.2 million in dividends and reacquired $6.0 million of its common stock in open market transactions during the second quarter.

One-Time Items

Non-recurring items reflected in the Company's pre-tax results for the second quarter include a one-time severance charge of $3.9 million associated with the Company's cost reduction programs. The prior year period pre-tax results included a one-time severance charge of $1.5 million associated with the Company's cost reduction programs, $0.5 million in connection with a warehouse optimization project in the Company's book fairs operations, and $0.4 million of one-time transaction-related expenses.

Fiscal 2017 Outlook Affirmed

Scholastic affirmed its fiscal 2017 outlook for total revenue of $1.7 to $1.8 billion and earnings per diluted share from continuing operations in the range of $1.60 to $1.70, excluding one-time items. The Company continues to expect free cash flow in the range of $40 to $50 million.

Second Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the second quarter was $432.5 million, compared to $413.7 million in the prior year period, an increase of $18.8 million, or 5%. In Trade, revenue of $98.5 million was up 60% versus the prior year period's revenues of $61.7 million on the strength of Harry Potter publishing, frontlist and backlist, including the new screenplay of the Fantastic Beasts and Where to Find Them film released in November. Sales were also driven by popular new releases including Dog Man by Dav Pilkey, Ghosts by Raina Telgemeier, and Five Nights at Freddy's: The Silver Eyes. In Book Fairs, revenue declined $4.8 million to $226.5 million on a planned strategy to reduce the number of fairs held in the quarter, although revenue per fair was up 7%. In Book Clubs, revenue declined $13.2 million to $107.5 million on later school openings and lower revenue per order. Overall segment operating income was $121.1 million, compared to $110.4 million in the prior year period, including the impact of $0.5 million in one-time items in the prior year period. Excluding the one-time items, quarterly operating income increased by $10.2 million, or 9%. The higher operating income in the current quarter was primarily the result of higher trade sales and lower operating expenses in clubs and fairs, especially in promotion and catalogue costs, as planned.

Education. Segment revenue in the quarter fell 2% to $71.1 million, compared to $72.4 million in the prior year period, mainly as a result of lower sales of consumer magazines and library publishing, partially offset by higher sales of classroom books and literacy initiatives, as well as professional services. Segment operating income was $8.7 million, versus $10.4 million in the prior year period, a decrease of $1.7 million, primarily due to the lower revenues and planned increased investment in the education sales force and new marketing support.

International. Segment revenue in the quarter was $119.5 million, versus $115.7 million in the prior year period, an increase of 3%, on the strength of new Harry Potter publishing in Canada and Export, as well as better clubs, fairs and trade results in the Company's major markets generally, partially offset by lower software distribution revenues as we are exiting this low margin business in Australia. Excluding the effects of foreign exchange of $2.8 million, segment revenues grew 6% to $122.3 million. Segment operating income was $16.5 million, including one-time severance charges of $0.2 million in Canada, compared to $11.5 million in the prior year period. Excluding the one-time items, quarterly operating income increased by $5.2 million, or 45%. The higher operating profit in the current year period is primarily the result of higher sales volumes in Canada and Export.

Other Financial Results. Corporate overhead in the second quarter was $31.2 million, excluding one-time items of $3.7 million, compared to $25.3 million in the prior year period, after excluding $1.9 million in one-time items. The increase in corporate overhead charges in the current quarter was primarily the result of higher spending on strategic technology platforms and higher facilities-related spend, both as anticipated, as well as higher medical claims experience in the quarter.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the third quarter of fiscal 2017. The dividend is payable on March 15, 2017 to shareholders of record as of the close of business on January 31, 2017.

Year-to-Date Results

For the first half of fiscal 2017, revenue was $905.8 million, compared to $793.0 million in the prior year period, an increase of $112.8 million, or 14%. Earnings per diluted share from continuing operations in the first half of the fiscal year were $0.81, compared to $0.47 a year ago, including one-time charges of $0.07 and $0.08 per diluted share, respectively. The improved results are mainly attributable to robust trade sales of Harry Potter and the Cursed Child, Parts One and Two and the Fantastic Beasts and Where to Find Them original screenplay book in the U.S. and Canada.

Net cash provided by operating activities was $74.2 million in the first six months of the current fiscal year compared to net cash used in operating activities of $178.0 million in the same period last year. The Company had free cash flow (as defined) of $41.7 million in the current fiscal year-to-date, compared to a free cash use (as defined) of $201.4 million in the prior year period. The prior year's net cash used in operating activities and free cash use includes approximately $186 million in tax payments related to the sale of the Company's EdTech business in 2015.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on special one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, December 15, 2016. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available through Friday, December 30, 2016 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 26069817.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of print and digital instructional materials for pre-K to grade 12, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning programs, classroom magazines and other products that, in combination, offer schools customized solutions to support children's learning both at school and at home. The Company also makes quality, affordable books available to all children through school-based book clubs and book fairs. With a 96 year history of service to schools and families, Scholastic continues to carry out its commitment to "Open a World of Possible" for all children. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/16	11/30/15	11/30/16	11/30/15

Revenues	$623.1	$601.8	$905.8	$793.0

Operating costs and expenses:
Cost of goods sold	271.3	257.1	441.0	371.6
Selling, general and administrative expenses (1)	226.0	224.7	389.7	368.9
Bad debt expense	4.8	4.3	7.7	5.8
Depreciation and amortization	9.6	10.6	19.1	21.1

Total operating costs and expenses	511.7	496.7	857.5	767.4

Operating income (loss)	111.4	105.1	48.3	25.6

Interest expense, net	0.4	0.5	0.7	0.6
(Gain) loss on investments (2)	-	(2.2)	-	(2.2)

Earnings (loss) from continuing operations before income taxes	111.0	106.8	47.6	27.2

Provision (benefit) for income taxes	43.1	41.6	19.2	10.9

Earnings (loss) from continuing operations	67.9	65.2	28.4	16.3

Earnings (loss) from discontinued operations, net of tax	0.0	(0.3)	(0.1)	(0.8)

Net income (loss)	$67.9	$64.9	$28.3	$15.5

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (3)
Basic:
Earnings (loss) from continuing operations	1.96	1.90	0.82	0.48
Earnings (loss) from discontinued operations, net of tax	0.00	(0.01)	(0.00)	(0.02)
Net income (loss)	1.96	1.89	0.82	0.46

Diluted:
Earnings (loss) from continuing operations	1.92	1.85	0.81	0.47
Earnings (loss) from discontinued operations, net of tax	0.00	(0.01)	(0.01)	(0.03)
Net income (loss)	1.92	1.84	0.80	0.44

Basic weighted average shares outstanding	34,506	34,251	34,463	33,824
Diluted weighted average shares outstanding	35,214	35,126	35,169	34,841

(1)

In the three and six months ended November 30, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $3.9.  In the three and six months ended November 30, 2015, the Company recognized a pretax charge related to a warehouse optimization project in the Company's book fairs operations of $0.5 and $1.5, respectively; pretax severance expense as part of cost reduction programs of $1.5 and $2.9, respectively; and pretax transaction costs of $0.4 and $0.4, respectively.

(2)	In the three and six months ended November 30, 2015, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.

(3)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/16	11/30/15	Change		11/30/16	11/30/15	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$107.5	$120.7	($13.2)	(11%)	$116.0	$128.4	($12.4)	(10%)
Book Fairs	226.5	231.3	(4.8)	(2%)	238.9	244.0	(5.1)	(2%)
Consolidated Trade	98.5	61.7	36.8	60%	215.4	109.0	106.4	98%
Total revenue	432.5	413.7	18.8	5%	570.3	481.4	88.9	18%
Operating income (loss)	121.1	110.4	10.7	10%	84.9	54.4	30.5	56%
Operating margin	28.0%	26.7%			14.9%	11.3%

Education
Revenue	71.1	72.4	(1.3)	(2%)	126.3	122.8	3.5	3%
Operating income (loss)	8.7	10.4	(1.7)	(16%)	4.3	6.1	(1.8)	(30%)
Operating margin	12.2%	14.4%			3.4%	5.0%

International
Revenue	119.5	115.7	3.8	3%	209.2	188.8	20.4	11%
Operating income (loss)	16.5	11.5	5.0	43%	20.4	8.8	11.6	132%
Operating margin	13.8%	9.9%			9.8%	4.7%

Overhead expense	34.9	27.2	(7.7)	(28%)	61.3	43.7	(17.6)	(40%)

Operating income (loss)	$111.4	$105.1	$6.3	6%	$48.3	$25.6	$22.7	89%

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		11/30/16	11/30/15

Continuing Operations
	Cash and cash equivalents	$442.9	$360.9
	Restricted cash	0.0	24.7
	Accounts receivable, net	281.6	252.2
	Inventories, net	348.3	332.0
	Accounts payable	216.4	207.8
	Accrued royalties	71.4	36.9
	Lines of credit, short-term debt and current portion of long-term debt	7.3	12.0
	Long-term debt, excluding current portion	0.0	0.0
	Total debt	7.3	12.0
	Total capital lease obligations	8.1	9.0
	Net debt (1)	(435.6)	(348.9)

Discontinued Operations
	Total assets of discontinued operations	0.4	0.6
	Total liabilities of discontinued operations	0.1	1.6

Total stockholders' equity		1,275.2	1,248.1

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		SIX MONTHS ENDED
		11/30/16	11/30/15	11/30/16	11/30/15

	Net cash provided by (used in) operating activities	$179.7	$113.7	$74.2	($178.0)
	Less: Additions to property, plant and equipment	9.3	6.4	19.5	12.0
	Pre-publication and production costs	6.3	5.5	13.0	11.4

	Free cash flow (use) (2) (3)	$164.1	$101.8	41.7	(201.4)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and six months ended November 30, 2016 and November 30, 2015.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/16	items	One-time items	11/30/15	items	One-time items

Revenues	$623.1	$0.0	$623.1	$601.8	$0.0	$601.8

Operating costs and expenses:
Cost of goods sold	271.3	-	271.3	257.1	-	257.1
Selling, general and administrative expenses (1)	226.0	(3.9)	222.1	224.7	(2.4)	222.3
Bad debt expense	4.8	-	4.8	4.3	-	4.3
Depreciation and amortization	9.6	-	9.6	10.6	-	10.6

Total operating costs and expenses	511.7	(3.9)	507.8	496.7	(2.4)	494.3

Operating income (loss)	111.4	3.9	115.3	105.1	2.4	107.5

Interest expense, net	0.4	-	0.4	0.5	-	0.5
(Gain) loss on investments (2)	-	-	-	(2.2)	-	(2.2)

Earnings (loss) from continuing operations before income taxes	111.0	3.9	114.9	106.8	2.4	109.2

Provision (benefit) for income taxes	43.1	1.5	44.6	41.6	0.9	42.5

Earnings (loss) from continuing operations	67.9	2.4	70.3	65.2	1.5	66.7

Earnings (loss) from discontinued operations, net of tax	0.0	-	0.0	(0.3)	-	(0.3)

Net income (loss)	$67.9	$2.4	$70.3	$64.9	$1.5	$66.4

Earnings (loss) per diluted share from continuing operations	1.92	0.07	1.99	1.85	0.04	1.89
Earnings (loss) per diluted share from discontinued operations, net of tax	0.00	-	0.00	(0.01)	-	(0.01)
Net income (loss) per diluted share	1.92	0.07	1.99	1.84	0.04	1.88

	SIX MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/16	items	One-time items	11/30/15	items	One-time items

Revenues	$905.8	$0.0	$905.8	$793.0	$0.0	$793.0

Operating costs and expenses:
Cost of goods sold	441.0	-	441.0	371.6	-	371.6
Selling, general and administrative expenses (1)	389.7	(3.9)	385.8	368.9	(4.8)	364.1
Bad debt expense	7.7	-	7.7	5.8	-	5.8
Depreciation and amortization	19.1	-	19.1	21.1	-	21.1

Total operating costs and expenses	857.5	(3.9)	853.6	767.4	(4.8)	762.6

Operating income (loss)	48.3	3.9	52.2	25.6	4.8	30.4

Interest expense, net	0.7	-	0.7	0.6	-	0.6
(Gain) loss on investments (2)	-	-	-	(2.2)	-	(2.2)

Earnings (loss) from continuing operations before income taxes	47.6	3.9	51.5	27.2	4.8	32.0

Provision (benefit) for income taxes	19.2	1.5	20.7	10.9	1.9	12.8

Earnings (loss) from continuing operations	28.4	2.4	30.8	16.3	2.9	19.2

Earnings (loss) from discontinued operations, net of tax	(0.1)	-	(0.1)	(0.8)	-	(0.8)

Net income (loss)	$28.3	$2.4	$30.7	$15.5	$2.9	$18.4

Earnings (loss) per diluted share from continuing operations	0.81	0.07	0.88	0.47	0.08	0.55
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.01)	-	(0.01)	(0.03)	-	(0.03)
Net income (loss) per diluted share	0.80	0.07	0.87	0.44	0.08	0.52

(1)

In the three and six months ended November 30, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $3.9.  In the three and six months ended November 30, 2015, the Company recognized a pretax charge related to a warehouse optimization project in the Company's book fairs operations of $0.5 and $1.5, respectively; pretax severance expense as part of cost reduction programs of $1.5 and $2.9, respectively; and pretax transaction costs of $0.4 and $0.4, respectively.

(2)	In the three and six months ended November 30, 2015, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/16	items	One-time items	11/30/15	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$107.5		$107.5	$120.7		$120.7
	Book Fairs	226.5		226.5	231.3		231.3
	Consolidated Trade	98.5		98.5	61.7		61.7
	Total revenue	432.5		432.5	413.7		413.7
	Operating income (loss) (1)	121.1	-	121.1	110.4	0.5	110.9
	Operating margin	28.0%		28.0%	26.7%		26.8%

	Education
	Revenue	71.1		71.1	72.4		72.4
	Operating income (loss)	8.7		8.7	10.4		10.4
	Operating margin	12.2%		12.2%	14.4%		14.4%

	International
	Revenue	119.5		119.5	115.7		115.7
	Operating income (loss) (2)	16.5	0.2	16.7	11.5		11.5
	Operating margin	13.8%		14.0%	9.9%		9.9%

	Overhead expense (3)	34.9	(3.7)	31.2	27.2	(1.9)	25.3

	Operating income (loss)	$111.4	$3.9	$115.3	$105.1	$2.4	$107.5

		SIX MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/16	items	One-time items	11/30/15	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$116.0		$116.0	$128.4		$128.4
	Book Fairs	238.9		238.9	244.0		244.0
	Consolidated Trade	215.4		215.4	109.0		109.0
	Total revenue	570.3		570.3	481.4		481.4
	Operating income (loss) (1)	84.9		84.9	54.4	1.5	55.9
	Operating margin	14.9%		14.9%	11.3%		11.6%

	Education
	Revenue	126.3		126.3	122.8		122.8
	Operating income (loss)	4.3		4.3	6.1		6.1
	Operating margin	3.4%		3.4%	5.0%		5.0%

	International
	Revenue	209.2		209.2	188.8		188.8
	Operating income (loss) (2)	20.4	0.2	20.6	8.8		8.8
	Operating margin	9.8%		9.8%	4.7%		4.7%

	Overhead expense (3)	61.3	(3.7)	57.6	43.7	(3.3)	40.4

	Operating income (loss) from continuing operations	$48.3	$3.9	$52.2	$25.6	$4.8	$30.4

(1)

In the three and six months ended November 30, 2015, the Company recognized a pretax charge related to a warehouse optimization project in the Company's book fairs operations of $0.5 and $1.5, respectively.

(2)	In the three and six months ended November 30, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $0.2.

(3)

In the three and six months ended November 30, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $3.7.  In the three and six months ended November 30, 2015, the Company recognized pretax severance expense as part of cost reduction programs of $1.5 and $2.9, respectively; and pretax transaction costs of $0.4 and $0.4, respectively.

CONTACT: Scholastic Corporation - Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Kyle Good, (212) 343-4563, kgood@scholastic.com